Filed pursuant to Rule 424(b)(3)
                                                   Registration No. 333-53718

                         Prospectus Supplement No. 1
                    (To prospectus dated January 29, 2001)

                              Medi-Hut Co., Inc.
                            a Delaware corporation

                       2,250,000 shares of common stock

       This prospectus supplement relates to a change in the exercise price of warrants to purchase 600,000 common shares registered under this prospectus which are held by Columbia Financial Group, Inc. This prospectus supplement should be read in conjunction with, and may not be delivered or used without, the prospectus dated January 29, 2001, including any amendments or supplements thereto.

       Medi-Hut and Columbia Financial agreed to amend the Consulting Agreement between them dated October 1, 2000. The addendum to the agreement provides that the exercise price of the 600,000 warrants, which expire October 1, 2005, is reduced from $5.00 per share to $2.50 per share. This change will reduce Medi-Hut's potential proceeds from the exercise of warrants to purchase 1,775,000 of the shares registered under the prospectus from $6,706,250 to $5,206,250.

       The information in the table appearing under the heading "Transactions Effected in Connection with the Offering" in the prospectus is amended and supercedes the information with respect to persons previously listed in the prospectus or any amendments or supplements thereto as provided below:

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            |              | Number        |          |            |
Selling     | Date Warrant | of Underlying | Exercise | Expiration |Potential
Stockholder | Exercisable  | Shares        | Price    | Date       |Proceeds
------------| -------------| --------------| -------- | ---------- |---------
Columbia    | October 1,   |               |          | October 1, |
Financial   | 2000         | 600,000       | $2.50    | 2005       |$1,500,000
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          The date of this prospectus supplement is April 20, 2001.